NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON BUILDING ACQUISITION

NEW YORK, NEW YORK (March 12, 2020) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that it closed on the acquisition (the “Acquisition”) of an approximately 68,000 square foot mostly vacant industrial/warehouse building (the “Building”) in Orlando, Florida, Griffin’s third industrial/warehouse property in Orlando. The Building’s approximately $5.7 million purchase price was paid in cash at closing using cash on hand. Griffin entered the Orlando market when it purchased a fully leased  approximately 100,000 square foot industrial/warehouse building in October 2019 and subsequently acquired a fully leased approximately 108,000 square foot industrial/warehouse building in February 2020. This Acquisition increases Griffin’s total real estate portfolio to 42 buildings aggregating approximately 4,639,000 square feet, with 91% of the square footage being industrial/warehouse space.

About Griffin

Griffin is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/warehouse properties.  Griffin currently owns 42 buildings totaling approximately 4.6 million square feet (approximately 4.2 million of which is industrial/warehouse space) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.